                                                                  EXHIBIT 10.14


                                           CONFIDENTIAL TREATMENT

                                    Confidential material has been omitted
                                    and filed separately with the Securities and Exchange Commission. Astericks denote such omissions.



                     ASSET PURCHASE AND TRANSITION AGREEMENT

      THIS ASSET PURCHASE AND TRANSITION AGREEMENT (the "Agreement") is made as of the 28th day of May, 1996, by and among Best!Ware, Inc., a New Jersey corporation with its principal office at 300 Round Hill Drive, Rockaway, NJ 07866 (the "Buyer"), and Best!Ware, Inc., a Virginia corporation with its principal office at 300 Round Hill Drive, Rockaway, NJ 07866 (the "Seller"), and Seller's parent corporation, Best Programs, Inc., a Virginia corporation with its principal office at 11413 Isaac Newton Square, Reston, Virginia 22090 ("Best").

      In consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      1. Definitions. Unless the context otherwise requires, for purposes of this Agreement the following terms shall have the meanings set forth in this
Section 1:

      "AS/400 Assets" shall mean those assets listed on Schedule 1 hereto which are currently located at Seller's facilities and whose function is to allow Seller to utilize the Best AS/400 computer and systems located in Reston, VA.

      "Assets" shall mean the properties, assets, and other claims, rights and interests of the Seller relating to the Business, to be sold, conveyed, transferred and delivered by the Seller to the Buyer pursuant to Subsection 2.1.

      "Assumed Liabilities" shall mean the following liabilities, obligations and commitments of the Seller: (i) all the liabilities, obligations and commitments of the Seller continuing after the Closing under the contracts, agreements, licenses and other instruments set forth on Schedule 2.1(a)
(ii) which become due and payable or performable after the Closing Date (but which shall not include any liabilities resulting from Seller's breach of any such contract, agreement or other instrument prior to the Closing Date); (ii) all the liabilities, obligations and commitments of the Buyer set forth in
Section 11; and (iii) all other liabilities, obligations and commitments of the Seller specifically set forth on Schedule 2.4 or in Section 11 hereof.

      "Bestware Products" shall mean those software products listed on EXHIBIT A of that certain License Agreement (the "License Agreement") by and between Data-Tech Software Pty. Ltd. ("DT") and Seller of even date herewith.

      "Business" shall mean the business conducted by the Seller prior to the Closing of developing, manufacturing, marketing and supporting the Bestware Products and all services related thereto. The Business specifically excludes the business conducted by Best and by Abra Cadabra Software, Inc. ("Abra"), a wholly-owned subsidiary of Best, including without limitation, Abra's human resources software and payroll
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                                           CONFIDENTIAL TREATMENT

                                    Confidential material has been omitted
                                    and filed separately with the Securities and Exchange Commission. Astericks denote such omissions.


software and all products and services related thereto, and the asset management and budgeting software business of Best and all products and services related thereto.

      "Closing" shall mean the simultaneous execution of this Agreement and the closing of the transactions contemplated by this Agreement.

      "Closing Date" shall mean the date of the Closing.

      "Encumbrances" shall mean all claims, liabilities, liens, pledges, charges, encumbrances and equities of any kind affecting the Assets.

      "Excluded Assets" shall mean those assets of the Business not specified in Subsection 2.1(a), which Excluded Assets shall include, but not be limited to,
(i) the assets of Best, (ii) the assets of Abra, (iii) net working capital, and
(iv) the AS/400 Assets.

      "Indemnified Party" shall mean the party seeking indemnification.

      "Indemnifying Party" shall mean the party or parties from whom indemnification is sought.

      "Promissory Note" shall mean a secured, non-interest bearing promissory
note of the Buyer for    *     (    *   ) maturing on March 31, 1997 in the
form of Exhibit B.

      "Settlement Payment" shall mean the payment to be made by Buyer to Seller or Seller to Buyer, based on the net amount due after comparing all obligations subject to this provision. See Section 1l.6(c)(xi) for the process for determining and paying the Settlement Payment.

      2. Sale and Delivery of the Assets

            2.1 Delivery of the Assets.

      (a) Subject to and upon the terms and conditions of this Agreement, and qualified by the terms of Section 11 hereof which dictates the treatment of certain specified Assets, at the Closing, the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, the following properties, assets and other claims, rights and interests:

            (i) all components and finished goods inventory of the Seller solely relating to the Business and which exist on the Closing Date;


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            (ii) subject to Subsection 2.2, all of the rights and benefits of the Seller under the contracts, agreements, leases, licenses and other instruments set forth on Schedule 2.1(a)(ii);

            (iii) all production records, technical, manufacturing and procedural manuals, designs, specifications, drawings, brochures, catalogues, sales and marketing materials, studies, reports, summaries and any other information which has been reduced to writing or other form, relating to, or arising solely out of, the Business.

            (iv) all rights of the Seller and Best under express or implied warranties solely related to the Assets from the suppliers of the Assets; and

            (v) all fixed assets located at Seller's New Jersey facilities and at Seller's remote sales offices currently used by Dale Rolley, Craig Runeberg, and Eric Cecil, including without limitation the fixed assets set forth on Schedule 2.1(a)(v), but specifically excluding the AS/400 Assets.

            (b) Anything in this Agreement to the contrary notwithstanding, the Assets shall only include the assets listed in paragraph (a) above and shall in no event include the Excluded Assets.

            (c) If there is any conflict between the terms of this Subsection
2.1 and Section 11 below with regard to whether or not certain Assets are to be transferred by Seller to the Buyer, or any restrictions on such transfer, the terms of Section 11 shall govern.

            2.2 Nonassignable Contracts. Nothing in this Agreement shall be construed as an attempt or agreement to assign (i) any contract which is nonassignable without the consent of the other party or parties thereto unless such consent shall have been given or (ii) any contract or claim as to which all the remedies for the enforcement thereof enjoyed by the Seller would not pass to the Buyer as an incident of the assignments provided for by this Agreement. However, the Seller shall, by itself or by its agents, at the request and expense and under the direction of the Buyer, in the name of the Seller or otherwise as the Buyer shall reasonably specify and as shall be permitted by law, take all such action and do or cause to be done all such things as shall be reasonably necessary or proper in order that the rights and obligations of, or benefits accruing to, the Seller under such contracts shall be preserved.


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            2.3 Purchase Price. The Purchase Price shall be payable pursuant to the terms of the Promissory Note, which shall be delivered by the Buyer to the Seller at the Closing.

            2.4 Assumption of Liabilities. Buyer agrees that, from the Closing Date, Buyer shall assume and perform, pay and discharge the Assumed Liabilities. The Buyer shall not assume or agree to perform, pay or discharge any obligations, liabilities and commitments, fixed or contingent, of the Seller and Best, other than the Assumed Liabilities.

            2.5 Allocation of Purchase Price and Assumed Liabilities. The aggregate amount of the Purchase Price and the Assumed Liabilities shall be allocated as set forth on Schedule 2.5.

            2.6 The Closing. The Closing shall take place at the offices of the Seller on May 28, 1996 or at such other place, time or date as may be mutually agreed upon in writing by the parties hereto. The transfer of the Assets by the Seller to the Buyer shall be deemed to occur at 6:00 p.m., Eastern time, on the Closing Date.

      3. Representations of the Seller and Best. The Seller and Best, where applicable, represent and warrant to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement.

            3.1 Organization. The Seller and Best are corporations duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and have all requisite power and authority (corporate and other) to own their properties, to carry on their businesses as now being conducted, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Certified copies of the Certificates of Incorporation and the Bylaws of the Seller, as amended to date, have been previously delivered to the Buyer or will be delivered within thirty days of the Closing, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

            3.2 Authorization. The execution, delivery and performance of this Agreement by the Seller and Best, and the agreements provided for herein, and the consummation by the Seller and Best of all transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Seller and Best are a party constitute the valid and legally binding obligations of the Seller and Best, enforceable against the Seller and Best in accordance with their respective terms, subject as to enforcement of


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remedies to applicable bankruptcy, insolvency, reorganization and similar laws affecting generally the enforcement of the rights of contracting parties and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

            3.3 Ownership of the Assets. The Seller is and at the Closing will be, the true and lawful owner of the Assets, and will have the right to sell and transfer to the Buyer good, clear and valid title to the Assets, free and clear of any Encumbrances of any kind, except as set forth on Schedule 3.3.

            3.4 Compliance with Agreements and Laws, Regulatory Approvals. The Seller has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary for the execution and delivery by the Seller of this Agreement. The Seller is not in violation of any law, regulation or ordinance (including, without limitation, those relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to the Assets, the violation of which could have a material adverse effect on the Assets. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which are necessary for the execution and delivery by the Seller and Best of this Agreement and the documents to be executed and delivered by the Seller and Best in connection herewith have been, or will be prior to the Closing Date, obtained and satisfied.

            3.5 Investment Representation. The Seller is acquiring the Note for its own account for the purpose of investment and not with a view to or for sale, and the Seller has no present agreement or commitment providing for the disposition thereof. The Seller understands that (i) the Note has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), by reason of its issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof, (ii) the Note must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the Note will bear a legend to such effect and (iv) the Seller will make a notation on its transfer books to such effect. The Seller further understands that the exemptions from registration afforded by Rules 144 and 144A under the Securities Act depend on the satisfaction of various conditions and that, if applicable, such rules afford the basis of sales of the Note in limited amounts under certain conditions.

            3.6 Litigation. Except as set forth on Schedule 3.6, there are no pending actions, suits, or proceedings with respect to the Business or the Assets.

            3.7 Disclosure. No representation or warranty by the Seller or Best in this Agreement or in any Exhibit hereto, or in any list, statement, document or


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information set forth in or attached to any Schedule delivered or to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading. The Seller and Best have disclosed to the Buyer all material facts pertaining to the transactions contemplated by this Agreement.

            3.8 Disclaimer Regarding Third Party Software. Anything to the contrary in this Agreement notwithstanding, Buyer acknowledges that Seller has not conducted a software audit of the third party software existing on the personal computers at the New Jersey facility, the licenses to which, to the extent they have been purchased by Seller, shall transfer to Buyer hereunder, and makes no representations as to the validity of the licenses therefor except for those licenses set forth on Schedule 3.8 which warranty shall become effective two weeks after the Closing Date.

      4. Representations of the Buyer. The Buyer represents and warrants to the Seller and Best that the statements contained in this Section 4 are correct and complete as of the date of this Agreement.

            4.1 Organization and Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of New Jersey, and has requisite power and authority (corporate and other) to own its properties and to carry on its Business as now being conducted. The Buyer has full power to execute and deliver this Agreement, the Promissory Note and the other agreements provided for herein and to consummate the transactions contemplated hereby and thereby. Certified copies of the Certificates of Incorporation and the Bylaws of the Buyer, as amended to date, have been previously delivered to the Seller, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

            4.2 Authorization. The execution, delivery and performance of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of all transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Buyer is a party constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization and similar laws affecting generally the enforcement of the rights of contracting parties and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.


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            4.3 Compliance with Agreements and Laws; Regulatory Approvals. The
Buyer has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary for the execution and delivery by the Buyer of this Agreement. The Buyer is not in violation of any law, regulation or ordinance (including, without limitation, those relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to its Businesses or properties, the violation of which could have a material adverse effect on the Buyer or its properties. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which are necessary for the execution and delivery by the Buyer of this Agreement and the documents to be executed and delivered by the Buyer in connection herewith have been, or will be prior to the Closing Date, obtained and satisfied.

            4.4 Disclosure. No representation or warranty by the Buyer in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading. The Buyer has disclosed to the Seller and Best all material facts pertaining to the transactions contemplated by this Agreement.

      5. Confidentiality; Public Announcements.

            5.1 Confidentiality. All information not previously disclosed to the public or generally known to persons engaged in the respective businesses of the Seller, Best or the Buyer, which shall have been furnished by the Buyer or the Seller/Best to the other party hereto in connection with the transactions contemplated hereby or as provided pursuant to this Section 5 shall not be disclosed to any person other than their respective employees, directors, attorneys, accountants or financial advisors or other than as contemplated herein, except to the extent such information shall have become public knowledge other than by breach of this Agreement or any other agreement executed in connection with the transactions contemplated by this Agreement, or such information is disclosed to comply with any applicable law or such information is disclosed in the enforcement of the disclosing party's rights. In no event shall the Buyer disclose or use any non-public information about the Seller/Best not relating solely to the Business. In no event shall the Seller/Best disclose or use any non-public information about the Buyer relating to the Business.

            5.2 Public Announcements. The parties agree that for a period of one year after the Closing Date, except as otherwise required by law, any and all public announcements or other public communications concerning this Agreement and the


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purchase of the Assets by the Buyer shall be subject to the approval of all parties, which approval shall not be unreasonably withheld; provided that the Buyer shall have no restriction upon announcements or other publications connected with marketing the Products in the normal course. The mechanics of public announcements and interaction immediately after the Closing Date are addressed in Section 11 below. In no event shall the Buyer, the Seller or Best at any time disclose the financial terms of this Agreement or any other agreement contemplated in this Agreement, except as required by law.

      6. Financial Covenants of Buyer.

            6.1 Affirmative Covenants - From the Closing Date until termination or expiration of the License Agreement, Buyer covenants and agrees that it and its subsidiaries shall:

      Financial Reports.

      a) Furnish to Seller, within 30 days after the end of each quarter and at other times, as reasonably requested by the Seller, an unaudited financial report of the Buyer which report shall include the following: (i) a profit and loss statement and cash flow statement for such quarter, together with a cumulative profit and loss statement and cash flow statement from the first day of the current fiscal year to the last day of such quarter, which statements shall be comparative to the corresponding period of the prior fiscal year and shall be prepared in accordance with Generally Accepted Accounting Principles, consistently applied; and (ii) a balance sheet as of the last day of such quarter, which balance sheet shall be prepared in accordance with Generally Accepted Accounting Principles, consistently applied.

      b) Furnish to Seller, within 120 days after the end of each fiscal year of the Buyer, "Audited" financial statements of the Buyer which shall include a profit and loss statement and cash flow statement for such fiscal year and a balance sheet as of the last day thereof, each prepared in accordance with Generally Accepted Accounting Principles, consistently applied and accompanied by the opinion of a reputable Certified Public Accountant as may be chosen by the Buyer.

            In the context of this subparagraph, "Audited" shall mean an independent Investigating Accountant's Report prepared in relation to the end of year financial statements. The report should specifically address the verification of the balance sheet accounts in relation to cash balances,


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            bank balances, accounts receivable balances, accounts payable balances together with investigation into the correctness of the Gross Revenue for the year, compliance with negative and affirmative covenants, and reporting as to any material differences or balances in the financial statements.

      Tax Returns and Payment of Taxes.

      c) File all lawful tax returns and other reports which it is required by law to file, maintain adequate reserves for the payment of all taxes imposed upon it, its income, its profits or sales, or upon any assets or properties belonging to it and pay and discharge all such taxes prior to the date on which penalties attached thereto.

      Business Insurance.

      d) Maintain insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are customary for corporations of established reputation. Provide a certificate of insurance to Seller within 90 days of Closing and thereafter on an annual basis.

      Insurance.

      e) Maintain life insurance coverage on Chris Lee by financially sound and reputable insurers in such forms and amounts and against such risks as are customary for corporations of established reputation. Such amount should cover at least one-sixth of any unpaid royalty obligation, as specified in the License Agreement. Proceeds from this policy necessary for payment of such royalty obligation should be escrowed for payment to Licensor should Licensee's revenues not be sufficient to satisfy all royalty obligations set forth in Exhibit H of the License Agreement at any time during the remainder of that Agreement's four year term. At any time, to the extent that the amount of funds in this escrow account exceed total future royalty obligations under the License Agreement, such excess portion may be released from escrow into Buyer's possession. Provide a certificate of insurance to Seller within 90 days of Closing and thereafter on an annual basis.

            6.2 Negative Covenants - From the Effective Date of the License Agreement until termination or expiration of the License Agreement, Buyer covenants and agrees that it and its subsidiaries shall not take the following actions without prior approval by Seller:


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      a)    Merge or consolidate with or acquire all or any substantial portion of the assets or capital stock of any entity in any transactions involving payment by Buyer of consideration having a total fair market value in excess of the "Transaction Limitation Amount". For purposes of this Section 6.2, the term "Transaction Limitation Amount" shall mean, as of the Effective Date, $1 million dollars (the "Base Amount"), and thereafter, an amount calculated as: (I) the Base Amount, plus (II) the amount of royalties actually paid under the License Agreement multiplied by 120%, less (III) the amount of consideration paid by Licensee in all transactions of the type contemplated by this Subsection (a).

      b) Except for sales, leases, transfers or other dispositions of assets made in the ordinary course of business, sell, lease, transfer, license or otherwise dispose of any of its or its subsidiaries' assets or properties (including transfers among the Buyer and its subsidiaries or affiliates) having a fair market value in excess of 20% of the net book value of the Buyer and its subsidiaries, either singularly or in the aggregate.

      c) Declare or pay dividends upon any of Buyer's capital stock or make any distributions in respect of the Buyer's capital stock or Buyer's assets or properties to any person except for stock dividends or splits.

      d) Enter into any agreement or arrangement with any affiliate whereby Buyer agrees to pay management fees, service fees, licensing fees, consulting fees, research and development fees, royalties or any other form of compensation to such affiliate, except for fees or compensation for services rendered where such fees or compensation are comparable to similar fees which would be paid to unrelated third parties for the same or similar services.

      e) Shall not pay compensation to any officer or director or senior manager of Buyer representing an increase in excess of 15% of their base compensation from the prior year (which compensation does not include distributions and commissions). Buyer agrees that commissions and bonuses, if granted shall be granted consistent with historical commission or bonus plans or pursuant to plans approved by the Seller.

      f) Shall not make distributions to any officer or director of Buyer during any agreement year until the minimum royalties for such year have been fully paid to Seller under the License Agreement and, thereafter during


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            the same year, except as required to conduct its Business in the ordinary course, not make any such distributions until DT-Australia has accumulated and reserved at least 25% of the next year's minimum royalty.

      g) Shall not commit or incur debt financing (excluding any debt owed to Seller) in excess of the Debt Limitation Amount and, shall not create, incur, assume or suffer to exist any Senior Indebtedness in excess of the lesser of (I) the Debt Limitation Amount, and (II) an amount determined pursuant to the following table:

      Agreement Year   Amount of Senior Indebtedness Permitted
      --------------   ---------------------------------------

          First        None
          Second       $500,000 (less total Senior Indebtedness of Licensee)
          Third        $1.5 million (less total Senior Indebtedness of Licensee)
          Fourth       $2.5 million (less total Senior Indebtedness of Licensee)

            The term "Senior Indebtedness" shall mean all future indebtedness of Buyer for money borrowed from any bank, trust company, insurance company or other private, commercial or governmental lending institutions, up to the limits set forth above, regardless of whether such indebtedness is secured by assets of Buyer, and to which indebtedness the security given to Seller pursuant to a separate security agreement between Buyer and Seller is expressly subordinated in writing. With regard to any indebtedness that is junior in payment to Seller's security, the promissory note of Buyer evidencing such junior indebtedness shall contain subordination provisions effectively subordinating the junior creditor's indebtedness to that of Seller and any holder of Senior Indebtedness.

            For purposes of this Section 6.2, the term "Debt Limitation Amount" shall mean, as of the Effective Date, $1 million dollars (the "Base Amount"), and thereafter, an amount calculated as: (I) the Base Amount, plus (II) the amount of royalties actually paid under the License Agreement by Licensee multiplied by 120%, less (III) the amount of Licensee debt currently outstanding.

            6.3 Board Observer - From the Closing Date of this Agreement until termination or expiration of the License Agreement, Buyer covenants and agrees that Seller shall have the right to designate one representative who shall be entitled to attend all Buyer Board of Directors Meetings. Such Board of Directors shall meet no fewer than once annually and may hold meetings by teleconference. Buyer will give Seller's


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representative reasonable prior notice of any Buyer Board of Directors meeting.
The representative designated by the Seller shall be entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with attendance at such meeting provided, however, that such representative must obtain prior approval from Buyer for expenses greater than One Thousand Dollars ($1,000) per meeting. Any action taken by Seller's representative shall not be deemed or otherwise construed as an act or omission by Seller.

      7. Conditions to Obligations of the Buyer. The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

            7.1 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Seller and Best to authorize or carry out this Agreement and to convey, assign, transfer and deliver the Assets shall have been taken.

            7.2 Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Seller or Best of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

            7.3 Board of Directors and Shareholder Approval. The Board of Directors of the Seller and Best shall have duly authorized the transactions contemplated by this Agreement and shareholder approval, if required.

            7.4 Closing Deliveries. The Buyer shall have received at or prior to the Closing each of the following:

            (a) a bill of sale transferring title to the Assets;

            (b) possession of the Assets; and

            (c) such other documents, instruments or certificates as the Buyer may reasonably request.

      8. Conditions to Obligations of the Seller and Best. The obligations of the Seller and Best under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing at the sole discretion of the Seller and Best:


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            8.1 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

            8.2 Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

            8.3 Consents of Third Parties. The Buyer shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Buyer to consummate the transactions contemplated by this Agreement.

            8.4 Board of Directors Approval. The Board of Directors of the Buyer shall have duly authorized the transactions contemplated by this Agreement.

            8.5 Closing Deliveries. The Seller and Best shall have received at or prior to the Closing each of the following:

            (a) such certificates of the Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this Section 8 as the Seller shall reasonably request;

            (b) certificate of the Secretary of State of the state of New Jersey as to the legal existence and good standing of the Buyer in New Jersey;

            (c) certificate of the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement;

            (d) executed Promissory Note; and

            (e) such other documents, instruments or certificates as the Seller and Best may reasonably request.

      9. Indemnification.

            9.1 By the Seller and Best. The Seller and Best agree, jointly and severally, to indemnify and hold harmless the Buyer against all claims, damages,


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losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred in connection with each and all of the following:

            (a) any breach by the Seller or Best of any representation or warranty in this Agreement or any other agreement, instrument or document furnished in connection with this Agreement;

            (b) any breach of any covenant, agreement or obligation of the Seller or Best contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement;

            (c) obligations or liabilities of the Seller to its employees arising under the Federal Worker Adjustment and Retraining Act, provided that as of the Closing, Buyer has offered to rehire all such Seller employees; and

            (d) any liability of the Seller or Best not expressly assumed by the Buyer as an Assumed Liability, including, without limitation, any liability resulting from claims by employees and premises-related claims arising from events that occurred prior to the Closing Date.

            9.2 By the Buyer. The Buyer agrees to indemnify and hold harmless the Seller and Best against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred in connection with each and all of the following:

            (a) any breach by the Buyer of any representation or warranty in this Agreement or any other agreement, instrument or document furnished in connection with this Agreement;

            (b) any breach of any covenant, agreement or obligation of the Buyer contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement;

            (c) any products sold/licensed after the Closing which are manufactured in whole or in part out of the inventory being conveyed to Buyer on the Closing Date;

            (d) any Assumed Liability.

            9.3 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly notify the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

            9.4 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "damages" for purposes of the Agreement. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner. In either case, the party controlling the defense shall keep the other party advised of the status of such action , suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. None of the parties shall agree to any settlement of any such action, suit or proceeding without the prior written consent of the other party(s), which shall not be unreasonably withheld.

            9.5 Survival of Representations, Claims for Indemnification. All representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall expire on the first anniversary of the Closing Date, except for claims, if any, asserted in writing prior to such first anniversary, which shall survive until finally resolved and satisfied in full. All claims and actions for indemnity pursuant to this Purchase Agreement for breach of any representation or warranty shall be asserted or maintained in writing by a party hereto on or prior to the expiration of such one-year period. Notwithstanding anything to the contrary in this Section 9, the aggregate amount payable under this Section 9 by the Seller and Best collectively, or the Buyer shall not exceed Five Hundred Thousand Dollars ($500,000), except that amounts to be paid by either party to the other under Section II shall not be applied against this limitation.

            9.6 Payment. Any indemnification under this Agreement shall be effected by payment of cash or delivery of a cashiers or bank check.

            9.7 Consequential Damages. UNDER NO CIRCUMSTANCES SHALL THE SELLER, BEST OR THE BUYER BE LIABLE, DIRECTLY TO ANY OTHER PARTY OR BY WAY OF INDEMNITY ARISING OUT OF ANY THIRD-PARTY CLAIM, FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOSSES, INCLUDING WITHOUT LIMITATION LOST PROFITS OR LOST SALES, ARISING OUT OF OR CONNECTED TO THIS AGREEMENT OR THE TRANSACTION OF WHICH IT IS A PART.

      10. Post-Closing Agreements.

            10.1 Proprietary Information. Subject to the last sentence of this Subsection 10.1, from and after the Closing Date, the Seller and Best shall hold in confidence, and use its reasonable efforts to have all of Seller's and Best's officers, directors and personnel hold in confidence, all commercial knowledge and information of a secret or confidential nature relating to the Assets or the Business and shall not disclose, publish or make use of the same without the written consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Seller or Best, such information is disclosed to comply with any applicable law, or such information is disclosed in the enforcement of the Seller's or Best's rights.

            10.2 Solicitation of Employees. For a period of one year after the Closing Date, the Buyer shall not, without Best's prior written consent, solicit or hire (whether as an employee or a consultant) any employee or former employee of Best or Abra, unless (a) such employee was involuntarily terminated by Best or Abra, or (b) such employee has been out of Abra's or Best's employ for at least twelve months. For a period of one year after the Closing Date, the Seller and Best (including Abra) shall not, without Buyer's prior written consent, solicit or hire (whether as an employee or a consultant) any employee or former employee of Buyer, unless (a) such employee was involuntarily terminated by Buyer, or (b) such employee has been out of Buyer's employ for at least twelve months.

            10.3 Sharing of Data. Promptly after the Closing Date, Seller or Best shall provide Buyer with access to such books, records and accounts (or copies thereof), including financial information, correspondence, production records, and other similar information as necessary for Buyer to utilize the Assets and conduct the Business, which shall be in addition to those records purchased by Buyer as described in Section 2.1 (a)(iii) above (the "Production Records"). Such books, records and accounts shall remain the property of Seller or Best and Seller and Best shall have the right to remove such books, records and accounts from Buyer's premises at any time, provided that Seller or Best shall allow Buyer sufficient time to make copies of any such books, records and accounts it reasonably needs to retain in order to operate its business. With regard to any records that Seller or Best maintains at a separate facility, Buyer shall have the right for a period of three years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records, to the extent any of the foregoing relates to the Business, and for the purpose of complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations, or any other reasonable purpose relative to the operation of its ongoing business. With regard to those books, records and accounts of Seller or Best that remain in Buyer's possession, not including the Production Records, Buyer shall maintain such books, records and accounts, including financial information, correspondence, production records, and other similar information until at least June 1, 2000. Thereafter, Buyer may destroy such books, records and accounts after giving no less than thirty days prior written notice to Seller and Best which notice shall give Seller and Best the opportunity to take possession of such books, records and accounts.

            10.4 References. No written or printed material, including, without limitation, any catalogue, brochure, sales or any kind of promotion material or other selling material, and no other tangible Asset acquired by the Buyer from the Seller or Best pursuant to this Agreement that contains the name of or references to Best shall be used publicly or distributed by the Buyer until such names or references are deleted or covered by a sticker acceptable to Best, except as specifically permitted in Section II below.

      11. Transitional Issues. All transitional issues relate to the operations of Seller in New Jersey, and Seller in the United Kingdom and Canada, to the extent applicable. To the extent that any specific documents or agreements are required in order to complete the intention of the transition plan in the UK and/or Canada, the parties agree to promptly execute such documents or agreements.

            11.1 Personnel

            (a) Termination and Rehire. Effective as of the close of business on the Closing Date, Seller will terminate all of its employees, except for any employees who are being transferred to Best or Abra. Effective the first business day following the Closing Date, Buyer will offer employment to, and hire, all employees with such employment to be on substantially the same terms as when the employees were employees of Seller. Seller will not incur any costs associated with any severance pay due to the termination of the employees.

            (b) Termination Package. Seller will provide a termination package for each terminated employee in accordance with its company policies and procedures that will include the following:

            (i) Final paycheck. A check reflecting hours worked for Seller through the Closing Date plus any vacation earned but not used since April 1, 1996, less appropriate taxes and other withholdings. The final check will be reduced for any amounts owed by the employee. Since Seller and Buyer have agreed to maintain the continuity of the payroll cycle, depending on where the Closing Date falls in the payroll cycle, the payroll amount due to each employee will be split into two separate checks to reflect the hours worked by the employee for the Buyer and Seller (Seller's checks to be adjusted as discussed above). No later than two business days prior to the date that the payroll checks will be issued by the Buyer to the employees after the Closing Date, Seller will transfer funds to its payroll bank account sufficient to cover Seller's paychecks. A detail payroll register and other supporting documentation as reasonably requested by Seller will be sent to Seller, for approval, prior to the funding of Seller's portion of the payroll.

            (ii) Computer Purchase Loan. Seller will forgive 50 % of any outstanding computer purchase loan balance due as of the Closing Date. This constitutes a taxable income event for the employee and will be reflected in the year-end W-2 statement. For those employees hired by Buyer, the 50 % remaining due will be recovered from the employee by Buyer based on continued employment at Buyer. Buyer will reimburse Seller its 50% share of the computer purchase loans in the Settlement Payment.

            (iii) Health/Insurance benefits.

            (A)   Termination of Old Plans. Current Seller health
                  (medical/dental) and insurance plan coverage will continue through May 31, 1996. Effective June 1, 1996, Buyer will establish health and insurance plan coverage for those employees that it is hiring.

            (B) COBRA. A letter defining the employees' rights under the COBRA provisions will be given to all terminated employees by Seller as part of the termination package.

            (iv) 401(k). For those Seller employees participating in the Seller 401(k) plan, including current and former employees, all vested assets and funds will transfer into a qualified 401(k) plan to be established by Buyer. This is being structured to constitute a roll-over such that this will not necessitate payment of 20% withholding tax, etc.

            (v) Tuition Reimbursement. Seller will fulfill tuition reimbursement obligations. Prior to Closing, Buyer will notify Seller of any employees that are currently participating in the tuition reimbursement program, along with the potential costs of the program and the estimated completion date of the academic period. Eligible employees will notify Buyer at completion of academic period, and if reimbursement is earned, Buyer will compensate employee in the normal paycheck process. This liability is retained by the Seller. Seller will reimburse Buyer in the Settlement Payment.

            (c) Buyer will hire all employees effective the first business day following the Closing Date and will provide those employees with the following:

            (i) Health, Employment and Life Insurance Benefits. Benefit plans and procedures for its employees that, where practical, are consistent with the plans in place at Seller as of the Closing Date. These plans will be in effect as soon as possible after the Closing Date so as to minimize any disruption or discontinuity of benefit protection. Buyer will work with those employees who participate in the Flexible Spending Account
      (FSA) to define a course of action for the remainder of 1996. Seller has no liability for actions subsequent to the Closing Date other than provided by FSA procedures.

            (ii) Seniority. A credit with regard to seniority equal to the term of service reflected on Seller's records as of the Closing Date. Such credit will apply to those benefits that are affected by service. Employee records defining start date and credited years of Seller service have been provided to Buyer by Seller.

            (iii) Continuation of Pay. Continuation of pay at current effective rate.

            (iv) Paid Time Off. Vacation/sick leave policy reflecting the termination from Seller on the Closing Date and the fact that employees have already been paid for their vacation that was earned and unused since April 1, 1996. Seller does not compensate for unused sick leave upon termination.

            (v) Computer Loans. Buyer will reimburse Seller in the Settlement Payment for 50% of the outstanding computer loan balance for those Seller employees it hires and will amortize the employees' payment of those loans based on continued employment with Seller on terms that it will define.

            (vi) Sales Commissions. Buyer will continue Seller's current sales commission plan at least through June 30, 1996 and will pay, in accordance with the terms of that plan, eligible employees the sales commission that is earned and payable based on first quarter achievements under such plan (April, 1996 through June, 1996). Upon receipt of notice that commission payment is due plus a report reconciling the amounts to be paid, Seller will compensate Buyer, in the Settlement Payment, for a share of those sales commissions, where Seller's share will be a pro-rata share of the commission equal to the pro rata portion of sales recorded up to/including the Closing Date as a percentage of total net sales recorded in the quarter. Net sales will be determined, in accordance with Seller's sales commission plan, as total sales less a 25% allowance for future credits.

            11.2 Leases and Other Commitments.

            (a) Real Property. The lessor of the real property and facilities currently occupied by Seller has agreed to assign the current leases, as amended, to Buyer as of the Closing Date, which assignment shall include a provision releasing Seller and Best of all future liability under such leases. The parties agree that Buyer rent payment obligation under such leases shall begin the day after the period covered by the final rent payment made by Seller for May 1996.

            (b) Cable & Wireless (Long Distance). Seller and Buyer agree that Buyer will continue to use the C&W Long Distance and will not seek to obtain other such services for the period remaining on the current C&W agreement. Seller will use commercially reasonable efforts to obtain C&W's consent to amend this agreement to provide Buyer with continuation of service through the current agreement at current prices, as well as for direct invoice to and payment from Buyer. Buyer is free to discontinue its use of C&W at the conclusion of the current agreement, October 1997, and make other arrangements if it so desires.

            (c) Telephone System. Seller will use commercially reasonable efforts to obtain Leasing Technologies, Inc.'s (LTI) consent to assignment of the current lease to Buyer. Until the assignment is executed, Buyer shall fully comply with all the terms and conditions of the current lease, including making all payments thereunder to LTI.

            (d) Access Line. Seller will assign and Buyer will accept assignment of the Access Line contract. Until this assignment is executed, Buyer shall fully comply with all the terms and conditions of the current agreement, including making all payments thereunder to Access Line.

            (e) Other Leases (furniture, copiers, etc.) and Commitments. For minor leases/commitments not already discussed in this Section 11.2, Buyer will continue to make payments under the current agreements and, as soon as possible after the Closing Date, Buyer will contact the vendors to establish business relations in its own name. In the event that Buyer fails to make payments or fulfill any other obligation in these leases, it will indemnify Seller and hold Seller harmless for any costs that Seller incurs as a result of a Buyer deficiency. Such indemnification will be subject to the indemnifications procedures set forth in Section 9 except that any amounts due pursuant to this indemnification shall not count against the $500,000 indemnification cap. Failure to fulfill these obligations or cure the deficiency promptly after written notice from Seller will be considered a breach of this Agreement.

            (f) Buyer Indemnification of Seller. In the event that Buyer fails to make payments or fulfill any other obligation, after the Closing, under any of the leases or agreements, Buyer will indemnify Seller and hold Seller harmless for any costs (including penalties and attorneys' fees) that Seller incurs as a result of a Buyer breach. Such indemnification will be subject to the indemnification procedures set forth in Section 9 except that any amounts due pursuant to this indemnification shall not count against the $500,000 indemnification cap. Failure to fulfill these obligations or promptly cure any breach after written notice from Seller will be considered a breach of this Agreement.

            11.3 Assets, Inventory & Fulfillment.

            (a) Fixed Assets and Inventory. Seller is transferring fixed assets and inventory to Buyer pursuant to Section 2.1 above. Such inventory shall include all of the Product inventory, including that inventory at Echo Systems in Downingtown, PA. However, Buyer agrees that it will make available, at no cost to Seller, any items from that inventory necessary for any of Seller's obligations due to any Product licenses sold prior to the Closing Date to be fulfilled.

            (b) The AS/400 Assets. Buyer agrees that upon its termination of use of the Best AS/400 system, it will assist Best in shipping the AS/400 Assets to Best's facility. Best will be responsible for arranging for, and for the cost of, shipping these assets to whatever location it designates. Buyer shall return the AS/400 Assets to Best in the same condition that they were on the Closing Date, ordinary wear and tear excepted. If the AS/400 Assets as returned to Best requires repair, or if any of the AS/400 Assets are not returned to Best as required by this Section (b), Buyer shall immediately pay to Best, upon receipt of invoice, the reasonable cost of such repair, or if any AS/400 Asset is not returned, the replacement cost of such AS/400 Asset.

            (c) Fulfillment. Until it makes other arrangements, Buyer will utilize Echo Systems to fulfill product orders. Current operating procedures between Seller and Echo involve unique pricing and ordering procedures and invoicing and payment directly between Seller and Echo. Buyer will continue to use those procedures and will make all payments due to Echo directly to Echo. As soon as practical, Buyer will establish its own specific order fulfillment arrangement with a vendor of its choice. Immediately after the Closing Date, Seller and Buyer will jointly advise Echo in writing of this arrangement and will advise Echo that Seller has no liability with respect to any obligation of Buyer accruing after the Closing Date.

            (d) Pre-Assembled Product. The pre-assembled Bestware Products in inventory at Echo Systems can be utilized by Buyer, without change, to fulfill orders after the Closing Date. The license agreement and all collateral material that utilize the Seller designation can be used "as is" except for the Certified Consultant Directory. Since the Certified Consultant Directory references Seller as a "Best!" company, all unassembled stock of this document are to be destroyed immediately after the Closing Date, or Buyer will obscure the reference to a "Best" company by means of a sticker at Buyer's cost and sole discretion. Buyer will be responsible for replacing that Directory with a new version that does not include any reference to Best. In addition, there are a number of small print references that may be in Seller end-user materials being transferred to or sold to Buyer hereunder (such as polybag notices, license agreements, etc.). When transferred stock is depleted, any reprints of such material shall delete any reference to Best or Abra. With respect to materials sold to Buyer by Seller (e.g., poly bags), Buyer shall make all reasonable efforts to create and utilize replacements for any and all such materials, without any reference to Abra or Best. Buyer shall indemnify and hold Seller, Best and Abra harmless from any costs, damages or liability any of them may incur as a result of Buyer's use of this inventory after the Closing Date.

            (e) Company Name. Seller and Best agree that, during the term of this Agreement, Seller shall no longer have any right to use, and will not use or allow any third party to use the name "Best!Ware, Inc." after the Closing Date; except for its use related to checks and bank accounts as specified in Sections 11.1 and/or 11.6 or as specifically agreed in writing by Buyer. Seller shall change its corporate name so as not to include such words, promptly after the Closing Date.

            11.4 Sales, Marketing and Support

            (a) Distributor Agreements. Disposition of the current distributor arrangements listed on an Exhibit to the License Agreement shall be handled as set forth in the License Agreement. Pursuant to the Management Agreement, Buyer shall manage the day to day operations of such distribution relationships on DT's behalf.

            (b) Mechanics relating to Distribution Relationships Continuing after the Closing Date. With regard to distribution relationships existing before the Closing Date which continue after the Closing Date, Seller will be responsible for all aspects of those orders that were entered into prior to the Closing Date. That is, Seller is responsible for any returns that are part of orders dated prior to the Closing Date. Seller will also complete any co-op arrangements that were entered into and relate to orders dated on/or before the Closing Date, subject to the financial arrangement described in Section 11.6.

            (c) Support. Buyer will use commercially reasonable efforts to continue to provide customer support services consistent with those provided prior to the Closing Date.

            (d) Sales and Marketing, Campaigns. Buyer will not undertake new sales or marketing campaigns after the Closing Date and until the next product release (scheduled for October, 1996) that would motivate customer/distributors to return product to Seller in order to re-order the same product from Buyer.

            (e) Reports. Buyer will provide Seller with a copy of a quarterly sales report showing unit sales by product by distributor, by month and year-to-date. The report will also show returns and other credits processed against orders received after the Closing Date. These reports should be produced by Buyer's regular internal reporting system and be transmitted to Seller within three days of their internal publication to Buyer. The report formats utilized in the Seller's Quick Look Reports and the Sell-Through Reports will satisfy this reporting requirement.

            (f) Publicity. The parties agree that it is important that a coordinated and consistent message be presented as regards to this transaction. They will work together to define a press release to be provided to the appropriate industry publications shortly after the Closing Date. They will also prepare a list of typical questions and the answers for these questions to be provided to members of management who are authorized to respond to such queries. Each company will advise all its employees, as part of its internal announcement, to refer any and all such inquiries to designated managers and not to volunteer any information regarding this transaction.

            11.5 Best-provided Services

            (a) MIS. Best agrees to allow Buyer to continue to use Best's AS/400 computer and those selected applications named in Schedule 11.5 until Buyer has been able to establish its own MIS operations.

            (i) Buyer agrees to pay Best [ * ] per month for the use of the AS/400 and the named applications. In addition to the [ * ] monthly AS/400 usage fee, Buyer will also pay Best for all dedicated resources (e.g., T1 phone lines) and for any other incremental costs incurred by Best due to Buyer's use of the AS/400. Payment will be made monthly within seven days of the end of each month.

            (ii) The parties do not anticipate any changes to any of the AS/400 applications on behalf of Buyer. However, if Buyer wants any changes made or requests any labor-based services, including preparing annual updates, they will provide a written request to Best (attention Doug Fuller and Melody Ranelli). Requests for such AS/400 services should be made reasonably in advance of the need for such services. Best will provide a cost estimate, based on the labor rates listed in Schedule 11.5, and a schedule for completing the work, which schedule may reflect then-current resource availability. If Buyer wishes to proceed, it will then authorize the work in writing.

            (iii) Best agrees that it will make the AS/400 available to Buyer, under the conditions described above, until March 31, 1997. Buyer agrees that it will make a reasonable effort to establish its own MIS system as soon as possible and thereby terminate its use of Best's AS/400 system on or-before March 31, 1997.

            (b) Lotus Notes. Seller will transfer to Buyer all the assets and licenses necessary for Buyer to operate its own Lotus Notes system independent of the Best system beginning with the Closing Date, except for information downloaded to


* FOR CONFIDENTIAL TREATMENT

Buyer's system from the AS/400. When Buyer terminates its usage of the AS/400 system, it will establish its own procedures for transferring such information into its own Notes system.

            (c) Web site. The Best Programs Web Site is a company-wide site, with subsections for various companies/products. Buyer will establish its own site within 90 days of the Closing Date. Once the Buyer site is established, Best will put directions into the Seller sections of the site that will instruct the user as to how to reach the Buyer site. Buyer will be allowed to delay the cut-over to its own site for 30 days with 14 days notice (a maximum of 2 extensions permitted).

            (d) Other Services. In the event that Buyer requires support from Best in areas other than those defined in this Agreement, the parties agree that Best will make all reasonable efforts to be of assistance. Such requests should be directed to David Bosserman for him to determine to whom to assign the project and to prepare an estimate of the time involved and a schedule. The parties agree that such support will be billed to Buyer for the direct hours worked on the project. The billing rate will be calculated as the direct labor rate of the resources performing the work plus 25%, where the 25% will cover all the indirect costs of taxes, benefits, and all other labor related expenses. In addition, Best will pass through to Buyer any out of pocket costs incurred on behalf of Buyer, such as travel and entertainment associated with the project. Best will invoice Buyer monthly for any such work performed, with payment due within 30 days of invoice date.

            11.6 Accounting/Administrative Wrap-Up. While Buyer will essentially continue the business operations of Seller following the Closing Date, the fact that Buyer is a new and separate company necessitates that a number of accounting and administrative matters be dealt with. This is also the case since Seller is retaining ownership of and responsibility for certain balance sheet accounts.

      Buyer is responsible for establishing its own bank accounts, merchant accounts, and tax identification numbers for payroll, sales, income, and any other purposes, along with performing any other requirement to sever their operational ties to Seller existing after the Closing Date.

            (a) Prior to the Closing Date, the parties will have prepared a preliminary Balance Sheet, including detail lists of all accounts that are normally available through the Seller accounting system (e.g., schedule of gross and net accounts receivable, including a detail accounts receivable aging, analysis of allowances for product returns and bad debt, schedule of commitments under co-op arrangements, analysis of accrued rebates, and other analyses to support net accounts receivable; schedules of prepaid expenses and other assets, other accounts receivable, deposits, and of other assets; schedule of detailed open accounts payable, schedule of accrued payroll, including commissions and taxes payable, schedule of sales taxes payable, etc.). The parties have agreed upon a distribution of all accounts to either Seller or Buyer (see attached Schedule 11.6) and, as such, calculate a Net Working Capital Proceeds Account ("NWCPA") for Seller. Within 20 days of the Closing Date, Buyer will prepare a final version of the Balance Sheet as of the Closing Date, including final versions of all account detail.

            (b) Six months after the Closing Date, Seller will calculate a final value for the NWCPA and a reconciliation of all accounts assigned to it. If the final value is less than the value as of the Closing Date, Buyer will pay the difference to Seller by March 31, 1997.

            (c) During the six months following the Closing Date, the parties will operate as follows. Buyer will perform on-going duties as it relates to the performance of the wrap-up of affairs relative to Seller, including operations in New Jersey, United Kingdom and Canada. Such duties include but are not limited to:

      -     Closing monthly financial statements for May
      - Filing all final payroll related reports, including the payment of taxes
      -     Filing all final sales tax reports, including the payment of taxes

            (i) Cash. Seller will take title to all bank and cash accounts at Closing. As soon as practical after closing, Seller will change the name of the account from Seller to either Best or its new company name. Buyer is to open new accounts under their tax identification number and order new check stock. Buyer to pay Seller for the impress balance of the petty cash account as part of the Settlement Payment,

            (ii) Accounts Receivable (including Trade A/R, Accrued A/R and Other A/R). As of the Closing, Seller retains all ownership to trade accounts receivable; accrued accounts receivable, including but not limited to Deluxe commissions, Access Line fees and all royalty arrangements (including that of Licensee); and other accounts receivable; that were accrued or should have been accrued by Seller. In order to minimize any confusion with current distributors and resellers and to continue a consistent practice in processing credits, rebates and other returns, the practical approach is to continue to have payments and credit requests sent to Buyer and be processed consistent with past practices of Seller. Eventually, all such transactions will relate only to business transactions entered into after the Closing Date and will be the sole responsibility of Buyer. From the Closing Date until that time, some transactions will contain items that impact both Seller and Buyer. Procedures for handling these transactions and for providing proper reporting to Seller are defined as follows. Buyer will receive all payments and process requests for credits, return authorizations and co-ops, as well as all other accounts receivable transactions in the normal course of business. Any payments received that are wholly owed to Seller will immediately be forwarded to the Seller's Lock Box, along with all remittance information. As time proceeds, and payments reflect items that belong to both parties, Buyer will process such payments and apportion the payments based on the invoices paid and the credits taken. Buyer will make payments to Seller and transmit to the Seller's Lock Box on a weekly basis.

            (iii) Co-op. Buyer will process all co-op credit requests in the normal course of business and reconcile them with the list of open approved requests as of the Closing Date. Buyer will provide a monthly report summarizing all such transactions.

            (iv) Rebates. Seller will be responsible for all rebates that are received by Buyer within 60 days of Closing Date. Buyer will provide a report on a monthly basis of rebates reimbursed and a final report on rebates process. Seller to reimburse Buyer in the Settlement Payment.

            (v) Credit Card Transactions. Buyer will establish its own credit card merchant numbers. Immediately after the Closing Date, Buyer and Seller will notify credit card processors that all transactions after this notification are to be processed to Buyer's bank account. Seller will leave its bank and merchant accounts open for 45 days after the Closing Date to process any charge backs against products sold prior to the Closing Date. If Buyer receives any charge backs requests for sales made prior to the Closing Date after the Seller accounts are closed, Buyer will process these requests in normal course of business and provide a monthly report to Seller. Seller will reimburse Buyer, in the Settlement Payment, for any costs Buyer incurs as a result of such approved charge backs.

            Specifically with respect to credit card transactions in the UK/Canada, the Buyer agrees as follows: (A) to limit the use of Seller's merchant account to less than 45 days; (B) to indemnify Seller for consequences of improper use and any damages; (C) to provide a precheck-writing report to Seller before checks are dispersed for accounts payable; and (D) to provide final reconciliation of cash.

            (vi) Prepaid Expenses and Deposits. Buyer will pay Seller an amount equal to the prepaid expense and deposit account balances, as of Closing Date,as part of the Settlement Payment. Buyer will collect for itself all deposits that are released as conditions are fulfilled.

            (vii) Payables. Immediately following the Closing Date, Buyer will prepare a payables report reflecting all items at least 30 days old and all under 30 days. Seller will transfer funds to Seller's bank account for it to make the payments, as payments are scheduled to be made. Those over 30 days will be paid in Buyer's first check run after the Closing Date. Those under 30 days will be paid in the second check run. After each check run, Buyer will provide Seller with a report showing all checks to be issued along with copies of the corresponding invoices/purchase orders. Such checks are to be forwarded to Seller (c/o Best) for signature by an authorized Seller or Best employee, and for dispatch to the appropriate vendor, all of which shall occur within ten working days of receipt of the checks from Buyer. If new invoices are received after the Closing Date that wholly or partially belong to Seller, Buyer will prepare a payables request indicating the amount owed. Such amounts will be included in the Settlement Payment, unless there is a dispute about the payable. Such disputes will be discussed and if not resolved, will be added to the payable report and funded by Seller pursuant to the above procedure, such amount counting against the NWCPA final value. As soon as practical after the Closing Date, Buyer and Seller will notify all vendors that Seller is not and will not be responsible for obligations incurred after the Closing Date.

            (viii) Accrued Compensation and Taxes. Promptly after Closing, Buyer shall prepare a schedule of all unpaid compensation and tax obligations that exist as of the Closing Date. Buyer will process for the period up to Closing Date, for Seller's signature, all final tax returns, and Buyer will pay taxes associated with such filings under Seller's tax identification number. Seller will reimburse Buyer for payroll taxes paid on its behalf in the Settlement Payment.

            (ix) Foreign Tax Credit. Seller shall retain all rights to the foreign tax credits whether paid or accrued or should have been paid or accrued by Seller.

            (x) Sales Tax Payable. Buyer to provide a schedule of all sales taxes owed, as of the date of Closing. Buyer will prepare all sales tax returns in the normal course of business, for Seller's signature and Buyer will pay taxes as they become due. Seller will reimburse Buyer the amount of the taxes paid in the Settlement Payment.

            (xi) Settlement Payment. A reconciliation for amounts due, for the following, will be made by the Buyer:

      -     Seller's prorata share of "shared" accounts payable
      -     Petty cash account owed to Seller by the Buyer
      -     Deposits owed to the Seller by the Buyer
      -     Prepaid expenses owed to the Seller by the Buyer
      - Buyer's obligation for 50 % of the computer purchase obligation, as of the Closing Date
      -     Tuition reimbursement owed by Seller to Buyer
      -     Sales commissions owed by Seller to Buyer
      -     Sales taxes payable owed by Seller to Buyer
      -     Payroll taxes payable owed by Seller to Buyer
      -     Rebates owed by Seller to Buyer
      -     Credit card charge backs owed Seller to Buyer

The reconciliation will reflect, by category, the amount owed by Buyer to Seller or by Seller to Buyer, along with a net amount owed by one party to the other. This reconciliation will be made as of the July month end and will be forwarded to Seller by August 10, 1996, along with detail schedules supporting the amounts. After acceptance by both parties, and not later than August 15, 1996, a payment will be made by the "owing" party.

      12. Transfer and Sales Tax; Bulk Sales.

            12.1 Taxes. Notwithstanding any provisions of law imposing the burden of such taxes on the Seller, Best or the Buyer, as the case may be, the Buyer shall pay (a) all sales, use and transfer taxes, and (b) all governmental charges, if any, upon the sale or transfer of any of the Assets hereunder.

            12.2 Bulk Sales. The Buyer hereby waives compliance by the Seller or Best with any applicable bulk transfer laws, including, without limitation, the bulk transfer provisions of the Uniform Commercial Code of any state, or any similar statute, with respect to the transactions contemplated hereby. The Seller and Best shall at all times defend, indemnify and save harmless the Buyer from and against any and all claims by creditors of the Seller or Best that the Buyer may incur as a result of its agreement to waive the requirements of the Bulk transfer provisions of the Uniform Commercial Code, unless such claims arise solely out of the Buyer's failure to pay or otherwise satisfy, when due, any of the duties that were assumed by and delegated to the Buyer pursuant to this Agreement.

      13. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by Federal Express (required form for international communications) or similar overnight courier or by registered or certified mail, postage prepaid, addressed in any event as follows or to such other address of which the parties have given notice in accordance with this
Section 13:

To the Seller:                      Best!Ware, Inc. 11413
                                    Isaac Newton Square
                                    Reston, VA 22090
                                    Attention: Melody Ranelli, Treasurer

To Best:                            Best Programs, Inc.
                                    11413 Isaac Newton Square
                                    Reston, VA 22090
                                    Attention: President

In either case with                 Hale and Dorr
a copy to:                          1455 Pennsylvania Avenue, N.W.
                                    Washington, D.C. 20004
                                    Attn: David Sylvester, Esq.

To the Buyer:                       Best!Ware, Inc.
                                    300 Roundhill Drive
                                    Rockaway, NJ 07866
                                    Attn: President

With a copy to:                     Data-Tech Software Pty Ltd
                                    4 Solwood Lane
                                    Blackburn
                                    Victoria 3130
                                    AUSTRALIA
                                    Attn: Craig Winkler

Such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) three Business days after being deposited with the U.S. Post Office, if sent by registered or certified mail, or
(c) on the next Business day, if sent by Federal Express or similar overnight courier.

      14. Assignment. Buyer may not assign this Agreement or any rights hereunder without the prior written consent of Seller or Best. Seller or Best may not assign this Agreement nor any rights hereunder to any third party without the prior written consent of Buyer unless (a) such third party agrees to assume all of Seller or

Best's obligations, and (b) such party is not a named competitor of Buyer listed on EXHIBIT N of the License Agreement. Anything to the contrary herein notwithstanding, Seller or Best shall be permitted at any time to assign this Agreement, without consent, (a) to any subsidiary or associated company of Seller or Best, and (b) pursuant to any merger, consolidation, change in control or other reorganization. Any attempted assignment of this Agreement in contravention of this provision shall be void and of no effect. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the respective parties hereto and their successors, and assigns.

      15. Entire Agreement; Amendments; Attachments

            (a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer, Best and the Seller may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by them.

            (b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provision of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

      16. Expenses. Except as otherwise expressly provided herein, tile Buyer, Best and the Seller shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby.

      17. Exclusive Remedies. Except for any matter for which injunctive relief is sought (as, for example, any infringement of Seller's proprietary rights) or any matter involving Seller's rights under any security agreement(s) executed by Buyer or any Buyer affiliate on Seller's behalf (the "Security Agreements"), the parties hereby agree that they may resort to only those dispute resolution remedies explicitly set forth in this Section 17 in the event of any disagreement, dispute, breach or claim of breach, non-performance or repudiation hereunder; the entire transaction represented hereby and the structure and amount of the fees and other financial terms of this Agreement are based upon strict compliance with this Paragraph 17, and the exclusive remedies set forth herein have been explicitly bargained for and negotiated and shall bind the parties as an integral part of this Agreement in accordance with the following terms and conditions:

            17.1 Internal Resolution Procedure. In the event that the parties have any disagreement, dispute, breach or claim of breach, non-performance, or repudiation arising from, related to or in connection with this Agreement or any of the terms or conditions hereof, or any transaction hereunder, including, but not limited to, either party's failure or alleged failure to comply with any of the provisions of this Agreement (hereinafter collectively the "Dispute"), the parties shall first conduct a management procedure as follows. Within ten (10) calendar days of the time that a senior management representative of either party having the authorization to do so informs the other party of a Dispute by sending a written notice specifically referencing and invoking this Paragraph 17, the parties shall conduct a meeting at a location halfway between the locations of the two parties (unless otherwise agreed) and use their best efforts to either: (a) resolve the matter and set forth such resolution in writing, or (b) define the Dispute in writing including a description of the position of each party.

            17.2 Arbitration Resolution Procedure. If the parties are unable to reach an agreement pursuant to subparagraph (a) above, the Dispute shall be resolved by mandatory, binding, expedited arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association before an arbitrator with knowledge and experience in the areas of computer software licensing. The result of the arbitration shall be final and binding, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The decision of the arbitrator shall be in writing. He or she shall be compensated by the party that does not substantially prevail in the arbitration, and the party responsible for payment shall be specified in the arbitrator's award. IN NO EVENT SHALL THE ARBITRATOR HAVE THE POWER TO MODIFY, AMEND, OR OTHERWISE CHANGE OR ADD TO ANY OF THE TERMS OR CONDITIONS OF TMS AGREEMENT OR ANY EXHIBIT HERETO WITHOUT THE EXPRESS WRITTEN APPROVAL OF BOTH PARTIES. The internal laws of the State of New Jersey shall govern the enforcement of the award and the principles set forth in this Agreement shall be applied by the arbitrators for both evidence and substantive law questions during the arbitration, including the rendering of the award. Judgment upon the award of the arbitrator, enforced in accordance with New Jersey law, shall be final and binding upon the parties and may be entered in any court in the country of either of the parties hereto. The parties acknowledge and stipulate that this is a commercial contract and that any award, judgment or order, interim or final, shall be enforceable as a commercial award, judgment or order wherever such enforcement is sought. The arbitrator shall give effect to the applicable statute of limitation in determining any claim, and any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators. The arbitration proceeding and all evidence taken shall be treated as confidential information hereunder.

            17.3 Governing Law and Jurisdiction - This Agreement shall be construed and governed in accordance with the laws of the State of New Jersey, except for that body of law known as conflicts of law. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the New Jersey courts and hereby waive any present or future objection to any such venue. The parties further agree that final judgment against either party in any action or proceeding arising out of or relating to this Agreement or the Security Agreements shall be conclusive and may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of the obligation.

      18. Legal Fees. In the event legal proceedings are commenced by the Buyer against the Seller and/or Best, or by the Seller and/or Best against the Buyer, in connection with this Agreement or the transactions contemplated hereby, the party or parties which so not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

      19. Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

      20. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

      IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

                                    SELLER:

                                    BEST!WARE, INC.
                                    a Virginia Corporation

                                    By: /s/ Melody S. Ranelli
                                       -------------------------------
                                       Melody S. Ranelli
                                       Treasurer

                                    BEST:

                                    BEST PROGRAMS, INC.

                                    By: /s/ Melody S. Ranelli
                                       -------------------------------
                                       Melody S. Ranelli,
                                       Treasurer


                                    BUYER:

                                    BEST!WARE, INC.
                                    a New Jersey Corporation

                                    By: /s/ Andrew Craig Winkler
                                       -------------------------------
                                       Andrew Craig Winkler
                                       President

Schedule 1

                                  AS/400 ASSETS

Quantity                    Device
--------                    ------
1                           5494- (56 device capacity)
2                           6010si Lasers
1                           3196 terminal
1                           Kentrox CSU/DSU
2                           Pcs used as gateways
5                           Andrew Gateway cards
1                           Scale
1                           Wedge reader
1                           Scanner Gun
1                           Retix Router

Schedule 2.1(a)(ii)

                     CONTRACTS, AGREEMENTS, LEASES, LICENSES


--------------------------------------------------------------------------------
NAME OF THIRD PARTY                               DATE OF AGREEMENT
--------------------------------------------------------------------------------
Access Line, Inc.                                 August 3, 1995
300 Brannan Street
Suite 609
San Francisco, California 94107
--------------------------------------------------------------------------------
Aladdin Systems, Inc.                             February 13, 1991
Deer Park Center
Suite 23A
Aptos, California 95002
--------------------------------------------------------------------------------
The Affinity Group, Inc.                          May 9, 1996
606 Delsea Drive
Sewell, New Jersey 08080
--------------------------------------------------------------------------------
Jim Ziron                                         March 3, 1995
57 Chesterfield Road
Amston, Connecticut 06231-1233
--------------------------------------------------------------------------------
Leasing Technologies, Inc (telephone lease)
--------------------------------------------------------------------------------
Real Property Leases for 101 Round Hill Drive
and 300 Round Hill Drive, as amended
--------------------------------------------------------------------------------
Cable & Wireless
--------------------------------------------------------------------------------
Interconsult
Box 880
North Hampton, New Hampshire 03862
--------------------------------------------------------------------------------

All licenses for third party software located at Seller's New Jersey facilities and at Seller's remote sales offices currently used by Dale Rolley, Craig Runeberg, and Eric Cecil, but specifically excluding the AS/400 Assets

As between the parties, management of the above contracts and leases after the Closing Date shall be handled as specified in Section 11.

Schedule 2.1(a)(v)

                                  FIXED ASSETS

Schedule 2.4

      OTHER LIABILITIES, OBLIGATIONS AND COMMITMENTS BEING ASSUMED BY BUYER

Unearned Maintenance as of the Closing Date

                                           CONFIDENTIAL TREATMENT

                                    Confidential material has been omitted
                                    and filed separately with the Securities and Exchange Commission. Astericks denote such omissions.

Schedule 2.5

              ALLOCATION OF PURCHASE PRICE AND ASSUMED LIABILITIES

                                      *

Schedule 3.3

                                  ENCUMBRANCES

Lien on the Assets held by First National Bank of Maryland, to be released within a week of Closing

Schedule 3.7

                              THIRD PARTY SOFTWARE

Software Product                 Copies
----------------                 ------

Visual Source Safe
       Version 3.3                 6
       Version 4                   1

Metrowerks Code Manager            4

Metrowerks Code Warrior Eight      5

MS Test 3.0                        7

MS Test 4.0                        1

WinHelp 95 Office                  4

Visual Basic                       2

NT AS
      Version 3.5                  25
      Upgrade 3.51                 1

Schedule 3.8

                                   LITIGATION

None

Schedule 11.5

                           MIS APPLICATIONS AND RATES

To be provided after the Closing.

Schedule 11.6

                  NET WORKING CAPITAL PROCEEDS ACCOUNT (NWCPA)

The parties have agreed that the following Accounts and values constitute the
NWCPA:

ACCOUNT                        VALUE
-------                        -----
Trade A/R                   $1,024,096
Accrued A/R                    326,550
Return Allowance             ($409,364)
A/P                          ($102,173)
Accrued Payables              ($70,000)
Sales Co-op                   ($53,070)
                            ----------
Total value                 $  716,039

The parties agree that this Total Value is the minimum amount to be received by Seller through the disposition of these accounts during the six months following the Effective Date. Trade A/R does not include any allowance for bad debt which will be Seller's responsibility. Any fluctuations in accrued A/R due to foreign currency exchange fluctuations in the Data-Tech receivables is the responsibility of Seller.

The parties further agree that all of the remaining balance sheet accounts will be the responsibility of the Seller and will be processed in accordance with the provisions of the Transition Agreement, including the payment of the Settlement Payment, due not later than 8/15/96. Items marked with * will be included in the Settlement Payment.

Those accounts and their values as of 5/24/96:

ACCOUNT                                 VALUE
-------                                 -----
Cash                                   $102.5
Petty Cash*                                .4
PC Benefit*                               5.3
Prepaid and Other*                       33.9
Other A/R*                                2.6
Deposits*                                15.8
Fixed Asset Reimbursement*              (30.0)
Accrued Payroll                         (48.0)
Accrued Comm./bonuses                   (33.8)
Accrued Rebates                         (20.0)
Payroll Taxes payable                    (8.4)
4.01 K                                  (12.1)
Accrued Medical/Dental                  (45.4)
Flex. Benefit W/H                       (13.7)
Sales Tax Payable                        (3.1)
Foreign Income Tax Credit                75.4

Access Receivables for April and May     13.5
Coop in Excess of $53,070               (13.5 max.)

The parties further agree that the NWCPA does not include transactions relating to Best UK and Best Canada which will be the responsibility of Seller and will also be processed in accordance with the provisions of the Transition Agreement.